Exhibit 5.1

Our ref	RDS/752906-000001/19422315v2

Molecular Data Inc.

11/F, Building 15, 2177 Shenkun Road

Minhang District, Shanghai 201106

People’s Republic of China

20 May 2021

Molecular Data Inc.

We have acted as Cayman Islands legal advisers to Molecular Data Inc. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, to date relating to the offering by the Company (the "Offering") of certain American depositary shares (the "ADSs") representing the Company's Class A ordinary shares of par value US$0.00005 each (the "Shares").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 28 February 2018.

1.2	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 8 October 2019 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company dated 19 May 2021 (the "Directors Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 2 March 2021 (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 1,000,000,000 shares comprising (i) 550,000,000 Class A Ordinary Shares of a par value of US$0.00005 each, (ii) 350,000,000 Class B Ordinary Shares of a par value of US$0.00005 each, and (iii) 100,000,000 shares of a par value of US$0.00005 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Offering or the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Director's Certificate